Exhibit 99.2

Press Release

Sepracor Announces Exercise of Option to Purchase an Additional $150 Million Of 0% Convertible Senior Subordinated Notes

MARLBOROUGH, Mass., Jan. 12 /PRNewswire/ — Sepracor Inc. today announced that the initial purchasers of its $600 million aggregate principal amount 0% Convertible Senior Subordinated Notes (the “0% Notes”) have exercised their option to purchase an additional $50 million principal amount of 0% Series A Convertible Senior Subordinated Notes due 2008 (the “Series A Notes”) and $100 million principal amount of 0% Series B Convertible Senior Subordinated Notes due 2010 (the “Series B Notes”). Sepracor expects the closing of the sale of the additional Series A Notes and Series B Notes to occur on Jan. 15, 2004.

The 0% Notes were offered only to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933. The 0% Notes and the common stock issuable upon conversion of the 0% Notes have not been registered under the Securities Act or any state securities laws, and, unless registered, may not be sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This press release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the expected closing of the sale of the additional 0% notes. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: market acceptance of the proposed financing and general market conditions; the timing and results of clinical trials with respect to products under development; the timing and results of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 8, 2003.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

For a copy of this release or any recent release, visit http://www.prnewswire.com/comp/780960.html or www.sepracor.com.